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                                                                     EXHIBIT 4.7

             THE NOVA CHEMICALS CORPORATION DEFERRED SHARE UNIT PLAN
                             FOR U.S. KEY EMPLOYEES


SECTION 1.        PURPOSE

The purpose of the NOVA Chemicals Corporation Deferred Share Unit Plan for U.S. Key Employees is to significantly strengthen the link between employee and shareholder interests by encouraging Key Employees to voluntarily elect to have a portion of their compensation tied to the long term performance of the shares.

The parties intend that this Plan shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.

SECTION 2.        DEFINITIONS

For the purposes of the Plan:

(a) "Affiliate" means an affiliate of the Corporation (as that term is defined in paragraph 3 of Revenue Canada's Interpretation Bulletin IT-337R3, Retiring Allowance);

(b) "Aggregate Purchase Price" has the meaning assigned thereto in Section 9 hereof;

(c) "Agreement" means the agreement as it may be amended from time to time, entered into by the Corporation and an Eligible Key Employee pursuant to Sections 6 and 6.1 hereof in connection with the grant of an award of DSUs and/or Discretionary DSUs hereunder to said Eligible Key Employee and setting forth the related rights and obligations of the Corporation and of the Eligible Key Employee;

(d)  "Board" means the Board of Directors of the Corporation;

(e)  "Broker" has the meaning assigned thereto in Section 13 hereof;

(f) "Change in Control" means any change in the holding, direct or indirect, of the securities of the Corporation as a result of which a person (as defined in the Alberta Business Corporations Act), or a group of persons, are in a position to exercise effective control of the Corporation;

(g) "Committee" means the committee of directors of the Corporation whose mandate includes all executive compensation matters and which is currently named the Human Resources Committee;

(h) "Conversion Date" means, with respect to any calendar year, the date used to determine the Market Value of a Share for purposes of determining the number of DSUs to be credited in respect of that year to a Key Employee's account, which date shall be the last business day in the year immediately preceding the Performance Period;


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(i)  "Corporation" means NOVA Chemicals Corporation;

(j) "Disability Date" means in respect of a Participant, the date as of which he or she, as applicable, commences receiving or is eligible to receive long term disability benefits under the long term disability plan provided by the Corporation or an Affiliate of the Corporation;

(k) "Discretionary DSU", means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant's account which is granted in accordance with Section 6.1 and administered in accordance with the terms and conditions of the Plan, the value of which, on a particular date, shall be equal to the Market Value of a Share;

(l) "DSU" means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant's account which is granted in accordance with Section 6 and administered in accordance with the terms and conditions of the Plan, the value of which on a particular date, shall be equal to the Market Value of a Share;

(m) "Eligible Key Employee" has the meaning assigned thereto in Section 4 hereof;

(n) "Employer" means NOVA Chemicals Inc., a wholly owned subsidiary of the Corporation;

(o)  "Entitlement Date" has the meaning assigned thereto in Section 9 hereof;

(p) "Global Dollar Amount" has the meaning assigned thereto in Section 7 hereof;

(q) "Key Employee" includes the U.S. officers or other employees of the Corporation or of any Affiliate of the Corporation who, in the opinion of the Committee, have demonstrated a capacity for contributing in a substantial measure to the successful performance of the Corporation or of such Affiliate;

(r) "Management Incentive Compensation" means cash awards under the Corporation's Management Incentive Plan, based on corporate and business unit performance and individual contribution to the Corporation's results, measured against predetermined objectives that may be payable to an employee of the Corporation or an Affiliate in respect of a Performance Period;

(s) "Market Value" of one share on any particular day means the average of the closing price for a board lot of Shares on the New York Stock Exchange on the five trading days immediately preceding the particular date, or if at least one board lot of Shares shall not have been traded on the New York Stock Exchange on any such day, on the immediately preceding day for which at least one board lot was so traded; or if, at any time, the Shares are no longer listed on the New York Stock Exchange, then the Market Value shall be calculated on the basis of the average closing price, as aforesaid, for a board lot of Shares on the stock exchange on which the Shares are listed and had the greatest volume of trading during such five day period. The Market Value shall always depend on the fair market value of a Share or a share of a corporation related to the Corporation;


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(t)  "Participant" means an Eligible Key Employee who has been granted DSUs or
     Discretionary DSUs under the Plan;

(u) "Plan" means the NOVA Corporation Share Unit Plan for U.S. Key Employees, as amended from time to time;

(v) "Performance Period" means a calendar year in respect of which an Eligible Key Employee may be or become entitled to an award of DSUs or Management Incentive Compensation or both;

(w)  "Price per Share" has the meaning assigned thereto in Section 9 hereof;

(x) "Share" means a common share without nominal or par value of the capital stock of the Corporation;

(y) "Termination Date" means the earliest date on which both of the following conditions are met: the Key Employee (1) has ceased to be employed by the Corporation or any Affiliate for any reason whatsoever, including termination of employment by the employer (whether or not for cause), voluntary resignation, retirement from active employment or death of the Key Employee, and (2) is not a Director of the Board or of the board of an Affiliate.

SECTION 3.        ADMINISTRATION OF THE PLAN

Subject to Sections 5, 6, 6.1 and 12 hereof, the Plan shall be administered by the Committee beginning with the 1999 calendar year, the whole subject to applicable corporate and securities law requirements. The Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations (including those with respect to the holding of meetings by telephone) and to make such other determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Participants and their beneficiaries and legal representatives, the Corporation and its Affiliates, their employees and shareholders. All expenses of administration of the Plan shall be borne by the Corporation, including any reasonable brokerage fees relating to the purchase of Shares under the Plan.

SECTION 4.        ELIGIBILITY

The Board shall, from time to time, prior to the commencement of a calendar year, determine which Key Employees shall be eligible to participate in the Plan for such year ("Eligible Key Employees").

SECTION 5.        ELECTION

An Eligible Key Employee may, with respect to any particular Performance Period, elect to participate in the Plan. In order to elect to participate in the Plan with respect to any particular Performance Period, an Eligible Key Employee shall complete and deliver to the Corporation a


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written election before the first business day of the calendar year immediately preceding the Performance Period.

An Eligible Key Employee who elects to participate in the Plan with respect to a particular Performance Period shall be entitled to elect on an irrevocable basis to have either 50% or 100% of such Eligible Key Employee's potential Management Incentive Compensation with respect to that calendar year provided under the Plan in the form of DSUs in lieu of payment under the Corporation's Management Incentive Plan.

SECTION 6.        GRANT OF AWARDS OF DSUs

Subject to confirmation by the Board, the Committee shall, from time to time, choose from among Eligible Key Employees who shall have elected, under Section 5 hereof, to participate in the Plan, those to whom it recommends that DSUs be awarded and determine, in accordance with Section 7 hereof, the number of DSUs which it recommends be awarded to such Eligible Key Employees who shall have elected to participate in the Plan for a particular Performance Period. The Committee shall, subject to confirmation by the Board, recommend the Conversion Date of each award of DSUs under the Plan. Each award of DSUs shall be confirmed by an instrument in writing issued by the Corporation to the Participant.

A Participant who shall have been awarded DSUs under the Plan shall enter into an Agreement with the Corporation, which shall comply and be consistent with the terms of the Plan set out herein, with respect to such award of DSUs, which Agreement shall be effective and dated as of the Conversion Date of the award.

The DSUs shall be credited to the account of the Eligible Key Employee as of the Conversion Date. The DSUs will be fully vested upon being credited to an Eligible Key Employee.

The Participant's entitlement to payment of DSUs at the Termination Date shall not be subject to satisfaction, following the Conversion Date, of any requirements as to any minimum period of employment.

SECTION 6.1       GRANT OF AWARDS OF DISCRETIONARY DSUs

Regardless of an Eligible Key Employee's election under Section 5, the Chief Executive Officer of the Corporation, the Chair of the Committee or the Committee may in his or its sole discretion (as applicable) grant, from time to time, Discretionary DSUs to an Eligible Key Employee. With respect to any potential award of Discretionary DSUs to the Chief Executive Officer of the Corporation, such award (if any) shall be granted by the Chair of the Committee or the Committee. The Chief Executive Officer of the Corporation, the Chair of the Committee or the Committee, as applicable, shall determine the date on which such Discretionary DSUs may be granted, which date shall in any event precede the Eligible Key Employee's Termination Date. The Chief Executive Officer of the Corporation, the Chair of the Committee or the Committee may in his or its sole discretion (as applicable) attach time based vesting conditions (which shall be expressed as a requisite number of months after the date of the grant of the Discretionary DSUs) to any such grant of Discretionary DSUs which, subject to this Section 6.1, if not attained by the Eligible Key Employee prior to the date of termination of employment from the


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Corporation or an Affiliate, as applicable, shall result in the forfeiture of such non-vested Discretionary DSUs. Each award of Discretionary DSUs, including any related time based vesting requirement, shall be confirmed by an instrument in writing issued by the Corporation to the Participant, and shall be reported to the Committee at the regularly scheduled Committee meeting immediately following each award of Discretionary DSUs.

Except as provided in this Section 6.1, if the employment of a Participant is terminated for any reason following the grant of Discretionary DSUs and prior to fulfilment of the vesting conditions attached to such grant by the Chief Executive Officer of the Corporation, the Chair of the Committee or the Committee, as applicable, the Participant shall forfeit all rights, title and interest with respect to such Discretionary DSUs including, for greater certainty, any additional Discretionary DSUs granted pursuant to Section 8 in respect of such Discretionary DSUs.

Notwithstanding any other provision of this Plan, all Discretionary DSUs recorded in a Participant's account under the Plan, including for greater certainty any additional Discretionary DSUs granted pursuant to Section 8 in respect of such Discretionary DSUs, shall vest immediately and shall not be considered forfeited under this Section 6.1 upon the earliest of the Participant's death, a Change in Control, the Participant's Disability Date and the termination of the Plan in accordance with Section 12.

SECTION 7.        COMPUTATION OF AWARDS of DSUs

For the purpose of determining the number of DSUs to be awarded to an Eligible Key Employee in accordance with Section 6 hereof, the Committee shall compute the amount of Management Incentive Compensation that would have been awarded to the Eligible Key Employee had such employee not elected to participate in the Plan for the relevant Performance Period (the "Global Dollar Amount"). The Committee shall then award a number of DSUs (including fractional DSUs) to the Eligible Key Employee equal to the quotient determined by dividing: (i) the product determined by multiplying (a) the percentage amount elected by the Eligible Key Employee in accordance with Section 5 hereof, and (b) the Global Dollar Amount, by (ii) the Market Value of a Share determined on the Conversion Date. The DSUs shall be credited to the account of the Eligible Key Employee as of the Conversion Date.

SECTION 8.        DIVIDEND-LIKE AMOUNTS

A Participant's account shall, from time to time during the term of the Participant's Agreement(s), including the period following the Participant's Termination Date and until the Entitlement Date be credited with additional DSUs and/or Discretionary DSUs, the number of which shall be equal to the quotient determined by dividing one hundred percent (100%) of the dividends declared and that would have been paid to the Participant if the DSUs and/or Discretionary DSUs, as the case may be, in his or her account on the relevant record date for dividends on the Shares had been Shares (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the shareholder) by the Market Value of a Share on the payment date of such dividends, with fractions computed to four decimal places.


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SECTION 9.        PAYMENT OF DSUs AND DISCRETIONARY DSUs

On the day which is 30 days after the Participant's Termination Date (the "Entitlement Date"), the value of the DSUs and vested Discretionary DSUs credited to the Participant's account, as may be adjusted pursuant to Section 19 hereof, shall be redeemable by and payable to the Participant or the Participant's estate, as applicable. The value of the DSUs and vested Discretionary DSUs redeemed by or in respect of a Participant shall, after deduction of any applicable withholding taxes and other source deductions required to be withheld by the Corporation, be used to purchase on behalf of the Participant or the Participant's estate, as applicable, Shares on the open market in accordance with the provisions of this Section 9.

In the event that the Participant's Termination Date shall occur within ninety
(90) days following a Change in Control of the Corporation, then, notwithstanding the foregoing paragraph of this Section 9, the Entitlement Date shall be the fifth trading day following the Termination Date. If the Entitlement Date would otherwise fall between the record date for a dividend on the Shares and the related dividend payment date then notwithstanding the foregoing provisions of this Section 9, the Entitlement Date shall be the day immediately following the date of payment of such dividend for purposes of recording in the account of the Participant amounts referred to in Section 8 hereof and making the calculation of the value of DSUs and vested Discretionary DSUs contemplated by this Section 9. In the event that the Corporation is unable, by a Participant's Entitlement Date, to compute the final number of DSUs and vested Discretionary DSUs credited to such Participant's account by reason of the fact that any data required in order to compute the Market Value of a Share has not been made available to the Corporation, then the Entitlement Date shall be the next following trading day on which such data is made available to the Corporation.

In any event and notwithstanding any other provisions of the Plan, all amounts payable to, or in respect of, an Eligible Key Employee hereunder shall be paid on or before December 31 of the year commencing immediately after the Eligible Key Employee's Termination Date.

Prior to 11:00 a.m. on the Entitlement Date or where the Entitlement Date is not a trading day for Shares on the stock exchange which is relevant for determining the value of the DSUs and vested Discretionary DSUs, on the next trading day, the Corporation shall notify the Broker as to the number of Shares to be purchased by the Broker on behalf of the Participant or the Participant's estate, as applicable, on the open market, by dividing the cash value of the redeemed DSUs and vested Discretionary DSUs after deduction of applicable taxes and other source deductions as provided in this Section 9, by the Market Value of a Share as determined on the Entitlement Date. As soon as practicable thereafter, the Broker shall purchase on the open market the number of Shares which the Corporation has requested the Broker to purchase and notify the Participant, or the Participant's estate, as applicable, and the Corporation of:
(a) the aggregate purchase price ("Aggregate Purchase Price") of the Shares, (b) the purchase price per Share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Share ("Price per Share"), (c) the amount of any related reasonable brokerage commission, and (d) the settlement date for the purchase of the Shares. On the settlement date, or as soon as practicable thereafter, upon payment of the Aggregate Purchase Price and related reasonable brokerage commission by the Corporation, acting as an agent for the Participant or the Participant's estate, on or before the settlement date, the Broker shall deliver to the Participant or


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to his representative the certificate representing the Shares purchased on behalf of the Participant or the Participant's estate, as applicable.

If, after the Broker applies the value of a Participant's DSUs and vested Discretionary DSUs, net of applicable taxes and other source deductions, to the purchase of whole Shares as provided for herein, an amount remains payable under the Plan to the Participant or his or her estate, as applicable, such amount shall be paid in cash.

The Corporation shall have the right, in its sole discretion, to pay (or cause the Employer or the Participant's employer, as applicable, to pay) entirely in cash the value, as computed under the Plan, of a Participant's DSUs and vested Discretionary DSUs entitlement (less any applicable withholdings) to the Participant or the Participant's estate, as applicable, should it deem the regulatory or other requirements of the applicable jurisdiction associated with the purchase of, or payment in, Shares too onerous to it or to the Participant, the Participant's estate, the Employer or the Participant's employer, or if for any other reason it is in the best interest of the Corporation to make such payment in cash.

SECTION 10.       PARTICIPANT'S ACCOUNT

The Corporation shall maintain in its books an account for each Participant recording at all times the number of DSUs and Discretionary DSUs standing to the credit of the Participant. Upon payment in satisfaction of DSUs and Discretionary DSUs credited to a Participant in the manner described herein or upon forfeiture of Discretionary DSUs as provided in Section 6.1, such DSUs or Discretionary DSUs, as applicable, shall be cancelled. A written confirmation of the balance in a Participant's account hereunder shall be mailed by the Corporation to the Participant at least annually.

SECTION 11.       EFFECTIVE DATE OF THE PLAN

The effective date of the Plan shall be January 1, 1999.

SECTION 12.       AMENDMENTS TO, SUSPENSION OR TERMINATION OF, THE PLAN

The Board may from time to time amend, suspend or terminate the Plan in whole or in part. However, any such amendment, suspension or termination shall not adversely affect the rights of any Participant under any Agreement existing at the time of such amendment, suspension or termination without the consent of the affected Participant. Notwithstanding the foregoing, any amendment or termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the Income Tax Regulations or any successor provision thereto.

If the Board terminates the Plan, prior awards of DSUs and Discretionary DSUs (if any) shall remain outstanding and in effect and paid in due course upon the Participant's Termination Date in accordance with their applicable terms and conditions applicable to such DSUs and discretionary DSUs, as applicable, immediately prior to the termination of the Plan.


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SECTION 13.       PURCHASES ON THE OPEN MARKET

Purchases of Shares pursuant to the Plan shall be made on the open market by a broker independent from the Corporation designated by the Participant and who is a member of the New York Stock Exchange or of The Toronto Stock Exchange or where the Shares are not listed on either the New York Stock or The Toronto Stock Exchange, the stock exchange which is relevant for determining the value of the DSUs and Discretionary DSUs ("Broker"). Any such designation may be changed from time to time. Upon designation of a Broker or at any time thereafter, the Corporation may elect to provide the designated Broker with a letter agreement to be executed by the Broker and entered into with the Participant and to which the Corporation would also be a party, setting forth, INTER ALIA, (i) the Broker's concurrence to being so designated, to act for the Participant's account in accordance with customary usage of the trade with a view to obtaining the best share price for the Participant, and to delivering to the Participant or his/her representative the share certificate for the Shares purchased upon payment by the Corporation of the purchase price and related reasonable brokerage commission, and (ii) the Corporation's agreement to notify the Broker of the number of Shares to be purchased and to pay the purchase price and the related reasonable brokerage commission, provided, however, that no terms of said letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of (or not independent from) the Corporation for purposes of any applicable corporate, securities or stock exchange requirement.

SECTION 14.       PARTICIPANTS ARE UNSECURED CREDITORS

Except as specifically set out in the Plan or an Agreement, no Eligible Key Employee, Participant or other person shall have any claim or right to any Shares or other benefit in respect of DSUs and Discretionary DSUs granted pursuant to the Plan.

The right of the Participant or Participant's estate to receive a distribution in Shares or in cash hereunder shall be an unsecured claim against the general assets of the Employer and the Corporation, and neither the Participant nor his or her estate shall have any rights in or against any amount credited to the Participant's Accounts or any other specific assets of the Employer or the Corporation.

The Corporation may, but shall not be obligated to, acquire shares of its outstanding Shares from time to time in anticipation of its obligation to make such distributions under the Plan, but no Participant, or any other person shall have any rights in or against any shares of Shares so acquired.

All amounts credited to a Participant's account shall constitute general assets of the Corporation and may be disposed of by the Corporation at such time and for such purposes as it may deem appropriate, in its sole discretion. No account may be encumbered or assigned by a Participant or his or her estate.

At any time the Participants or Participants' estates have been notified by the Employer that the Employer has become Insolvent, defined as either (i) the Employer's inability to pay its debts as such debts come due or (ii) the initiation or maintenance of a proceeding under the United States Bankruptcy Code in which the Employer is a debtor, all payment of benefits to Participants or


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Participants' estates of such Employer shall cease until the Employer is no longer Insolvent. The first payment to a Participant or Participant's estate following the resumption of payments shall include any payments suspended during the period of Insolvency.

SECTION 15.       RIGHTS OF PARTICIPANTS

Neither the Plan nor any award thereunder shall be construed as granting a Participant a right to be retained as an employee of the Corporation or of any of its Affiliates or a claim or right to any future grants of DSUs or Discretionary DSUs. Neither the Plan nor any action taken thereunder shall interfere with the right of the employer of an Eligible Key Employee or a Participant to terminate the employment of such Eligible Key Employee or Participant at any time. For greater certainty, the payment of any sum of money in cash in lieu of notice of the termination of employment shall not be considered as extending the period of employment for the purposes of the Plan.

Under no circumstances shall DSUs or Discretionary DSUs be considered Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of the Shares, nor shall any Participant be considered the owner of the Shares by virtue of this Plan until after the date of the purchase of such Shares on the open market pursuant to Section 9 hereof.

SECTION 16.       DEATH OF PARTICIPANT

In the event of a Participant's death, any and all DSUs and Discretionary DSUs then credited to the Participant's account shall become payable to the Participant's estate in accordance with Section 9 hereof.

SECTION 17.       COMPLIANCE WITH APPLICABLE LAWS

Any obligation of the Corporation with respect to its Shares pursuant to the terms of the Plan is subject to compliance with all applicable laws. Should the Corporation, in its sole discretion, determine that it is not feasible or practicable to make payment of a DSU or a Discretionary DSU through the purchase of Shares on the open market by reason of any such laws, such obligation shall be satisfied by means of an equivalent cash payment. The Participant shall comply with all such laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

SECTION 18.       WITHHOLDING TAXES

The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

SECTION 19.       TRANSFERABILITY

In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or by the laws of succession and distribution.


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SECTION 20.       ALTERATION OF NUMBER OF DSUs SUBJECT TO THE PLAN

In the event of any stock dividend, stock split or consolidation affecting the number of Shares, the DSUs and the Discretionary DSUs credited to a Participant's account under the Plan will be adjusted in the same manner as if each DSU and each Discretionary DSU were a Share. In the event of any exchange of shares or other change in the Shares into a different number or kind of shares of the Corporation or of any corporation related thereto, or of any other change in the Shares or shares into which Shares have been changed or for which they have been exchanged, such equitable adjustments, as the Committee may reasonably determine, shall be made with respect to the number of DSUs and Discretionary DSUs then recorded in the Participant's account under the Plan. However, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no DSU or Discretionary DSU will be granted nor will any credit be made to such Participant's account under the Plan to compensate for downward fluctuation in the price of Shares, nor would any other form of benefit be conferred upon, or in respect of a Participant for such purpose.

SECTION 21.       GOVERNING LAW

Other than Section 2(f) of the Plan, which shall be determined under the laws in force in the Province of Alberta, the Plan shall be governed by and interpreted in accordance with the laws in force in the Commonwealth of Pennsylvania unless superseded by U.S. federal law, which shall govern correspondingly.